Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

(206) 777-8246

Contact: Cathy Cooper

FOR IMMEDIATE RELEASE

Washington Federal, Inc. Names James J. Doud, Jr.

to the Board of Directors

Seattle – February 22, 2008 – James J. Doud, Jr. has been named to the board of directors of Washington Federal, Inc. (Nasdaq: WFSL) and its subsidiary, Washington Federal Savings, according to Roy M. Whitehead, Washington Federal Inc.’s chairman, president and chief executive officer. Doud’s board appointment is effective March 1, 2008.

Doud is a business consultant and the former executive vice president and chief operating officer of Matthew G. Norton Co. He serves as a director for both Ambia Inc. and Property Development Corp, and is a trustee for Overlake Hospital Medical Center, a trustee emeritus for Western Washington University Foundation, and an advisory board member for Western Washington University’s College of Business.

Doud served as vice chairman of the board of First Mutual Bank and First Mutual Bancshares Inc. prior to its acquisition by Washington Federal. As a board member for First Mutual, Doud served on the Audit Committee, Nominations and Corporate Governance Committee, Strategic Committee, and as Chair of the Long Range Planning Committee.

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Washington Federal adds Doud to Board

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Chairman Whitehead said, “We are very pleased to add Jim’s long experience in business and banking to our board of directors. His involvement will strengthen the board and provide important continuity for the customers and employees of the former First Mutual organization. We very much look forward to having the benefit of his guidance.”

Washington Federal Savings provides residential real estate loans, commercial real estate financing, checking, money market accounts, business banking and certificates of deposit through 147 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company reported $11.7 billion in assets, $6.8 billion in deposits and $1.3 billion in stockholders’ equity as of the close of the merger with First Mutual on February 1, 2008.

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